Valeritas Reports Record Revenue for the Third Quarter 2018

- Company’s Third Consecutive Quarter with Greater than 30% Year-Over-Year Revenue Growth -

BRIDGEWATER, New Jersey, November 9, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, announced today financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights:

•	Revenues in the third quarter grew 37% year-over-year to $6.9 million.

•	Total and new prescriptions for the third quarter in the Company’s targeted accounts grew 26% and 27% year-over-year, respectively.

•	Gross margin was 45.9% during the third quarter of 2018, an increase of over 6 percentage points compared to 39.8% in the third quarter of 2017.

•	Signed exclusive agreements for the distribution of V-Go in Czech Republic and Slovakia, and V-Go was launched in Australia and New Zealand.

•
Presented data demonstrating the improved clinical benefits in patients with uncontrolled type 2 diabetes previously treated with multiple daily injections of insulin at the Metabolic & Endocrine Disease Summit conference in San Diego, California.

“Our third quarter results demonstrate our continued success in generating strong V-Go prescription and sales growth,” said John Timberlake, President and Chief Executive Officer. “I am confident that our targeted sales approach focusing on key prescribers coupled with our direct to patient marketing approach will continue to drive our success into 2019.”

Third Quarter 2018 Financial Highlights

Total revenue for the third quarter of 2018 was $6.9 million, a 37% increase from the third quarter of 2017 and a 7% sequential increase from the second quarter of 2018.

The increase in the Company’s revenue was driven by strong prescription growth in the Company’s targeted territories. For the third quarter, U.S. total and new prescriptions in targeted accounts grew 26% and 27% year-over-year, respectively.

Gross profit in the third quarter of 2018 was $3.2 million, an increase of 58% versus $2.0 million in the same period in 2017. Gross margin increased by over 6 percentage points to 45.9% versus 39.8% in the third quarter of 2017 due primarily to the increase in unit sales of V-Go, as well as an increase in V-Go’s net selling price.

Operating expenses for the third quarter of 2018 were $13.8 million, an increase of 16% from $11.9 million in the third quarter of 2017 primarily due to an increase in promotional spending to targeted healthcare providers and direct to patient advertising. The Company’s direct field-based sales force size was consistent between periods.

Operating loss in the third quarter of 2018 was $10.6 million, an increase of 8% from $9.9 million in the third quarter of 2017, primarily due to an increase in promotional spending to targeted healthcare providers and direct to patient advertising, as discussed above.

Net loss in the third quarter of 2018 was $11.5 million, an increase of 9% from $10.6 million in the third quarter of 2017, which was primarily due to the increase in operating expenses supporting the revenue growth.

Total cash and cash equivalents were $24.3 million as of September 30, 2018, compared to $26.0 million on December 31, 2017. The change in cash was due to the Company’s $26.8 million equity capital raise in April 2018 and an additional $3 million of common stock sold through the Company’s purchase agreement with Aspire Capital, offset by net cash used for operating activities.

Guidance:
The Company expects 2018 revenue to be between $26 and $26.5 million. The Company also expects gross margin in the fourth quarter to be between 46% and 47% and to exit the year with a December gross margin of approximately 50%. We remain confident in our intermediate and long-term gross margin targets. These expectations are based on, among other things, the assumption there will be continued growth in the Company's targeted accounts and no sequential decline in the Company's non-targeted accounts.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, twitter.com/Valeritas_US.

Conference Call Information

Valeritas will hold a conference call to discuss the results today, Friday, November 9, 2018, at 8:30 AM ET. The dial-in numbers are (833) 299-8115 for domestic callers and (647) 689-4542 for international callers. The conference ID number is 6499909. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans, and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates, and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individuals and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share amounts and per share amounts)

	September 30, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$24,275	$25,961
Accounts receivable, net	5,600	3,991
Inventories, net	6,707	8,105
Deferred cost of goods sold	—	539
Prepaid expense and other current assets	1,379	876
Total current assets	37,961	39,472
Property and equipment, net	6,026	5,469
Other assets	682	148
Total assets	$44,669	$45,089
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$3,260	$5,644
Accrued expense and other current liabilities	9,324	5,798
Current portion of capital lease obligation	91	—
Deferred revenue	—	1,638
Total current liabilities	12,675	13,080
Long-term debt, related parties	39,095	36,009
Capital lease obligation, less current portion	173	—
Other long-term liabilities	109	58
Total liabilities	52,052	49,147
Commitments and contingencies
Stockholders' deficit
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at September 30, 2018; 2,750,000 shares issued and outstanding at September 30, 2018 and December 31, 2017. (aggregate liquidation value of $30,861 and $29,211 at September 30, 2018 and December 31, 2017, respectively)	3	3
Common stock, $0.001 par value, 300,000,000 shares authorized; 24,958,496 shares issued and 24,950,642 outstanding at September 30, 2018 and 7,015,636 shares issued and 7,007,782 shares outstanding at December 31, 2017.	25	7
Additional paid-in capital	500,620	469,877
Accumulated deficit	(508,007)	(473,921)
Treasury stock, at cost (7,854 shares)	(24)	(24)
Total stockholders' deficit	(7,383)	(4,058)
Total liabilities and stockholders' deficit	$44,669	$45,089

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue, net	$6,926	$5,065	$19,504	$14,464
Cost of goods sold	3,749	3,048	10,338	8,911
Gross margin	3,177	2,017	9,166	5,553
Operating expense:
Research and development	1,763	1,861	5,687	5,099
Selling, general and administrative	12,025	10,020	34,718	31,698
Total operating expense	13,788	11,881	40,405	36,797
Operating loss	(10,611)	(9,864)	(31,239)	(31,244)
Other income (expense), net:
Interest expense, net	(926)	(876)	(2,804)	(3,348)
Other expense	—	—	(22)	(187)
Other income	6	162	—	413
Total other income (expense), net	(920)	(714)	(2,826)	(3,122)
Loss before income taxes	(11,531)	(10,578)	(34,065)	(34,366)
Provision for income taxes	—	—	—	—
Net loss	$(11,531)	$(10,578)	$(34,065)	$(34,366)
Preferred stock dividend	$(550)	$(557)	$(1,650)	$(1,154)
Net loss attributable to common stockholders	$(12,081)	$(11,135)	$(35,715)	$(35,520)
Net loss per share of common shares outstanding - basic and diluted	$(0.49)	$(1.62)	$(2.12)	$(6.74)
Weighted average common shares outstanding - basic and diluted	24,809,254	6,858,832	16,842,154	5,270,952